Exhibit 21.1

Subsidiaries of the Company

 The following is a list of directly or indirectly wholly-owned subsidiaries of Brunswick Corporation, omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Subsidiary	Place of Incorporation	Names Under Which Subsidiaries Do Business
Attwood Corporation	Delaware
BBG Logistics, Inc.	Delaware
Boston Whaler, Inc.	Delaware
Brunswick Bowling & Billiards Corporation	Delaware
Brunswick Bowling & Billiards Ltda.	Brazil	Life Fitness do Brazil
Brunswick Bowling & Billiards (U.K.) Limited	England and Wales
Brunswick Centres, Inc.	Canada
Brunswick Commercial & Government Products, Inc.	Delaware
Brunswick Compañías de México, S.A. de C.V.	Mexico
Brunswick Europe Holdings Limited	England and Wales
Brunswick European Treasury Center SprL	Belgium
Brunswick Family Boat Co. Inc.	Delaware
Brunswick Financial Services Corporation	Delaware
Brunswick Fish Boat Company, L.P.	Tennessee
Brunswick GmbH	Germany
Brunswick Hungary Manufacturing and Trading Limited Liability Company	Hungary
Brunswick Iberia, S.A. Sociedad Unipersonal	Spain
Brunswick Importacao e Comercio do Brasil Ltda.	Brazil
Brunswick Industria de Embarcacoes do Brasil Ltda.	Brazil
Brunswick International GmbH	Germany
Brunswick International Limited	Delaware
Brunswick Italia Holding S.r.l.	Italy
Brunswick Leisure Boat Company, LLC	Indiana
Brunswick Marina, LLC	Delaware
Brunswick Marine – EMEA Operations, LDA	Portugal
Brunswick Marine in EMEA, Inc.	Delaware
Brunswick Marine in Finland and the Baltic States Oy	Finland
Brunswick Marine in France S.A.	France
Brunswick Marine in Italia S.p.A.	Italy
Brunswick Marine in Poland Sp. z o.o	Poland
Brunswick Marine in Sweden A.B.	Sweden
Brunswick Netherlands B.V.	Netherlands
Brunswick Product Protection Corporation	Delaware
Brunswick Product Protection Corporation of Florida	Delaware
Brunswick Singapore Holdings Pte. Ltd.	Singapore
Brunswick Singapore International Pte. Ltd.	Singapore
Brunswick Trading (Suzhou) Co., Ltd.	China
Centennial Assurance Company, Ltd.	Bermuda
L’Aigle D’or, Inc.	Massachusetts	11th Frame Lounge, Inc.
Land 'N' Sea Corporation	Delaware
Land 'N' Sea Distributing, Inc.	Florida	Kellogg Marine Supply
Leiserv, Inc.	Delaware
Life Fitness Asia Pacific Limited	Hong Kong
Life Fitness (Atlantic) B.V.	Netherlands
Life Fitness Europe GmbH	Germany
Life Fitness, Inc.	Delaware
Life Fitness International Sales, Inc.	Delaware
Life Fitness Japan, Ltd.	Japan
Life Fitness Shared Services Center, B.V.	Netherlands
Life Fitness (U.K.) Limited	England and Wales
Lund Boat Company	Delaware
Marine Power Australia Pty. Limited	Australia
Marine Power International Limited	Delaware
Marine Power International Limited Filial av utenlandsk foretak	Norway	Brunswick Marine in Norway
Marine Power International Pty Limited	Delaware
Marine Power New Zealand Limited	Delaware
Mercury Marine do Brasil Industria e Comercio Ltda	Brazil
Mercury Marine Limited / Mercury Marine Limitee	Canada
Mercury Marine Sdn Bhd	Malaysia
Mercury Marine Singapore Pte Ltd	Singapore
Mercury Marine Technology Suzhou Company Ltd.	China
Normalduns B.V.	Netherlands
Performance Motor Yachts Limited	England and Wales
Princecraft Boats Inc. / Bateaux Princecraft Inc.	Canada
Protokon Manufacturing Developing and Trading Limited Liability Company	Hungary
Sea Ray Boats, Inc.	Florida	Meridian Yachts, Sea Ray Boats
Texas Operations, LLC	Texas